Exhibit 6.3

THIS AGREEMENT AND THE MEMBERSHIP UNITS PURCHASED PURSUANT HERETO (1) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (2) ARE BEING ACQUIRED FOR INVESTMENT PURPOSES ONLY AND (3) MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO GOLFSUITES 1, INC. THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. ANY SUCH SALE, TRANSFER OR ASSIGNMENT MUST ALSO COMPLY WITH APPLICABLE STATE SECURITIES LAWS.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (the “Agreement”) is entered into as of August 16, 2021, by and among Shekhar Challa, M.D., an individual (the “Purchaser”), GolfSuties Baton Rouge, LLC, a Louisiana limited liability company (the “Company”), and GolfSuites 1, Inc., a Delaware corporation (the “Seller”).

RECITALS

WHEREAS, the Company is engaged in the business of developing and operating a 40-bay golf driving range and entertainment facility at 8181 Siegen Lane, Baton Rouge, Louisiana 70809 (the “Facility”); and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, 3,750 membership units out of the 10,000 currently issued membership units of the Company (sometimes referred to as the “common membership units”), and

WHEREAS, the parties agree that in addition to the purchase of the membership units, Purchaser shall make an initial capital contribution of $600,000.00 (the “Capital Investment’) which will be entitled to the preferred return terms herein.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein and the recitals set forth hereinabove, and other good and valuable consideration, the receipt of which is hereby acknowledged by Purchaser and Seller agrees as follows:

ARTICLE 1

AGREEMENT TO SELL AND PURCHASE.

1.1        Sale and Purchase. Subject to the terms and conditions hereof, at the Closing (as hereinafter defined) the Seller hereby agrees to sell to Purchaser, and Purchaser agrees to purchase from the Seller, 3,750 common membership units for the sum of $375.00 (the “Purchase Price”).

1.2        Additional Terms.

(a)        Preferred Return and Repurchase Rights. The Company shall pay an eight percent (8%) per annum preferred return on the Capital Investment commencing on the opening of the Facility, paid monthly by the Company, on the current amount of Capital Investment outstanding (the “Pref Monthly Payment”). If the Company’s net cash flows cannot support that month’s Pref Monthly Payment, then it would accrue to Purchaser to be paid when net cash flows can support such payment. The Company may return the Capital Investment using any funding sources in Company’s sole determination, including but not limited to Company debt, financing of assets, or from Company’s operating cash flow.

(b)          Capital Calls. In the event that the Company has additional capital needs, Purchaser shall have the right, but not the obligation, to participate in a capital call. For clarity, the Company cannot require Purchaser to fund any additional capital calls. Notwithstanding the foregoing, in the event that the Company has a capital call, and Purchaser does not choose to participate in the capital call, the capital call funds invested by Seller (“Seller’s Capital Funding”) shall be repaid from net cash flow in the following priority: first to Purchaser’s Pref Monthly Payment, then to Seller’s Capital Funding, then in accordance with the common unit ownership interests.

(c)          Company Financing. Company shall not obtain financing that requires the Purchaser to execute any documentation related to the financing or to guarantee any financing.

(d)          Documentation. Company shall provide Purchaser the same financial information that is provided to Seller, including monthly financial statements and any other financial disclosures required by Seller.

(e)        Common Unit Purchase Option. Seller has the irrevocable option to purchase 1,250 common membership units for $125.00 consideration from Purchaser only in the event that Company has paid down Purchaser’s capital account in the amount of the Capital Investment together with all Pref Monthly Payments that have accrued. Seller’s option in this paragraph shall expire if not executed on or before the end of the fifth year from Closing.

ARTICLE 2

CLOSING, DELIVERY AND PAYMENT.

2.1        Closing. The closing of the sale and purchase of the Purchased Interests under this Agreement (the “Closing”) shall take place the later of (a) August 16, 2021 and (b) the date that all the closing conditions in Article 5 are fulfilled or waived, at 10:00 AM, local time, at the Facility, or at such other time or place as the Seller and Purchaser may mutually agree (such date is hereinafter referred to as the “Closing Date”).

2.2        Delivery. At the Closing, subject to the terms and conditions hereof, the Seller and Purchaser shall execute an Amended and Restated Operating Agreement for the Company (the “New Company Agreement”) reflecting the 6,250 common membership units in the Company owned by Seller, the 3,750 common membership units in the Company owned by Purchaser. The New Company Agreement shall be prepared by Company and submitted to Purchaser for review prior to adoption. Purchaser shall wire to Company funds in US Dollars in the amount of the Capital Investment, and Purchaser shall deliver to Seller a check in US Dollars for the Purchase Price of the common membership units.

2.3       Termination. This Agreement may be terminated at any time prior to the Closing Date;

(a)         By consent of all the parties hereto.

(b)         Purchaser, on the one hand, and Seller, on the other hand, may terminate this Agreement by giving written notice to the other party at any time prior to the Closing Date in the event the non-terminating party has breached any material representation, warranty or covenant contained in this Agreement in any material respect.

(c)          By either Purchaser or Seller if the Closing Date has not occurred by August 20, 2021 (the “Outside Closing Date”).

2.4         Effect of Termination. If this Agreement is terminated pursuant to Section 2.3 above, all rights and obligations of the parties hereunder shall terminate without any liability of the terminating party to any other party (except for any liability of a party then in breach), except for the Confidentiality and Non-Solicitation provisions contained in Section 6.3 below which shall survive in accordance with its terms.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller hereby represents and warrants to the Purchaser as follows:

3.1         Organization, Good Standing and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana. The Company has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. The Company does not own equity securities of any other corporation, limited partnership, or similar entity, and the Company is not a participant in any joint venture, partnership, or similar arrangement.

3.2         Capitalization; Voting Rights. The Interests of the Company, immediately prior to the Closing, are as set forth in Schedule A. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or agreements of any kind for the purchase or acquisition from the Company of any of its Interests or other securities other than through the existing Company Agreement, a copy of which has been delivered to Purchaser.

3.3         Authorization; Binding Obligations. Seller represents that:

(a)          Seller owns beneficially and of record all right, title and interest in and to its Interests free and clear of any liens, encumbrances, charges and claims or rights of others. When transferred and delivered in compliance with the provisions of this Agreement, the Seller’s Interests will be fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Interests may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed to be made and restrictions set forth in the New Company Agreement.

(b)         Seller has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out the provisions. All action on Seller’s part required for the lawful execution and delivery of this Agreement have been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement will be valid and binding obligations of Seller, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (ii) general principles of equity that restrict the availability of equitable remedies.

3.4          Financial Statements. The Company has delivered to Purchaser preliminary cash flow summaries (the “Financial Statements”) for the Facility. The Company is not yet operating, so these documents are Company’s best estimates and in no way guarantee any future results.

3.5          Liabilities. The Company does not have any material liabilities or material contingent liabilities not disclosed in the Financial Statements.

3.6          Obligations to Related Parties. The Company has agreed to pay Seller management fees on gross revenue from the Facility that shall paid out prior to the calculation of net revenue, and, for clarity, shall be superior in payment to any preferred payments to Purchaser in Section 1.2 above.

3.7          Title to Properties and Assets; Liens, etc. The Company has good and marketable title to its properties and assets, including the properties and assets reflected in the Company’s most recent balance sheet included in the Financial Statements, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) those resulting from taxes which have not yet become delinquent, (ii) liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, (iii) mortgages, liens and encumbrances against landlords on the underlying property of the Company’s leaseholds, (iv) those that have otherwise arisen in the ordinary course of business or (v) as disclosed in the Financial Statements.

3.8         Disclaimer of Other Representations and Warranties; Disclosure. Seller does not make, and have not made, any representation or warranty relating to Seller and the Company or otherwise in connection with the transactions contemplated hereby other than those set forth herein or therein.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

Purchaser to the best of its knowledge, hereby represents and warrants to the Seller as follows:

4.1         Requisite Power and Authority. Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out their provisions. All action on Purchaser’s part required for the lawful execution and delivery of this Agreement have been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement will be valid and binding obligations of Purchaser, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (ii) general principles of equity that restrict the availability of equitable remedies.

4.2         Company Information. Purchaser has received and read the Financial Statements and business plan and has had an opportunity to discuss the Company’s business, management and financial affairs with the Managers, officers and management of the Company and has had the opportunity to review the Company’s operations and the Facility. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

ARTICLE 5

CONDITIONS TO CLOSING.

5.1        Conditions to Purchaser’s Obligations at the Closing. Purchaser’s obligations to purchase the Purchased Interests at the Closing are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(a)          Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Seller in Article 3 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and the Seller shall have performed all obligations and conditions herein required to be performed by them in all material respects on or prior to the Closing.

(b)          Required Consents. The Required Consents shall have been obtained.

(c)          New Company Agreement. A New Company Operating Agreement shall have been contemporaneously executed and delivered by the parties thereto as a part of the Closing.

5.2        Conditions to Seller’s Obligations at the Closing. The Seller’ obligations to sell and deliver the Purchased Interests is subject to the satisfaction or waiver, on or prior to the Closing, of the following conditions:

(a)          Representations and Warranties True. The representations and warranties made by the Purchaser in Article 4 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date.

(b)          New Company Agreement. A New Company Operating Agreement shall have been contemporaneously executed and delivered by the parties thereto as a part of the Closing.

(c)          Delivery. At the Closing, subject to the terms and conditions hereof, Purchaser will deliver to the Seller payment of the Purchase Price for the Purchased Interests as provided in Section 1.1 and Section 2.2.

ARTICLE 6

COVENANTS

6.1         Conduct of Business. Seller shall cause the Company to carry on its business in the usual and ordinary course of business, consistent with past practices.

6.2         Cooperation. From the date hereof until the Closing, Seller and Purchaser each agree that each of them shall both use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to consummate the transactions contemplated hereby as soon as practicable.

6.3        Confidentiality and Non-Solicitation. The Parties agree that the fact of and the terms and conditions of this Agreement and any and all information disclosed, whether orally or in writing, by a party (the “Disclosing Party”) to the other party (“Receiving Party”) pursuant hereto or the discussion leading up to this Agreement (the “Confidential Information”) are confidential and will not be disclosed to any individual or entity without the express written consent of the Disclosing Party, except to the extent that (i) such disclosure may be required by law. In which event, the party compelled to disclose will seek to notify the other party in advance thereof; or (ii) such Confidential Information is or becomes available in the public domain except through the breach of this confidentiality provision. Any Confidential Information will only be used to evaluate this contemplated transaction, may not be used by the Receiving Party for the benefit of its own business and may not be used to the detriment of the Disclosing Party. Upon termination of this Agreement for any reason, the parties will destroy and shred all other Confidential Information of the other party. A Receiving Party may disclose Confidential Information to its officers, directors, employees, attorneys, agents, consultants, accountants, and/or other advisors (“Representatives”) who have a reasonable need to know the Confidential Information in connection with the matters contained herein and who agree to maintain the Confidential Information according to the terms of this Agreement. Each party agrees to be responsible for any breach of this confidentiality provision by its Representatives. If this Agreement is terminated, for a period of one year from the date of this Agreement, neither party will directly or indirectly solicit for employment any management employee of the other, except for such employee who has been terminated by the other party prior to the commencement of employment discussions with the hiring party.

ARTICLE 7

MISCELLANEOUS

7.1          Governing Law. This Agreement shall be governed in all respects by the laws of the State of Florida without regard to conflict of laws provisions. The parties herein waive trial by jury.

7.2          Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned by Purchaser to an entity that is not wholly owned by Purchaser without the consent of the Seller.

7.3          Entire Agreement. This Agreement, the Schedule hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

7.4         Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.5         Amendment and Waiver. This Agreement and the terms contained herein may be amended, modified, or waived only upon the written consent of the Seller and Purchasers.

7.6         Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or otherwise afforded to any party, shall be cumulative and not alternative.

7.7         Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, or (v) electronic transmission via email with notice of read receipt. All communications shall be sent to the Seller c/o Gerald D. Ellenburg, 2738 S. Falkenburg Road, Riverview, FL 33578 and to Purchaser at its address set forth on the signature block or at such other address as the Seller or Purchaser may designate by 10 days advance written notice to the other parties hereto.

7.8         Expenses. Each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants, and other experts and shall pay all other expenses incurred by it in connection with the negotiations, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

7.9          Attorneys’ Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

7.10       Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.11      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Electronically transmitted copies shall be treated as original copies.

7.12       Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 7.12 being untrue.

7.13       Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by Purchaser and the closing of the transactions contemplated hereby until December 31, 2021. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Seller pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Seller hereunder solely as of the date of such certificate or instrument.

7.14       Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

[Remainder Of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT as of the date set forth in the first paragraph hereof.

SELLER:

GOLFSUITES 1, INC., a Delaware corporation

By:
Gerald D. Ellenburg, CEO

COMPANY:

GolfSuites Baton Rouge, LLC

By:
Gerald D. Ellenburg, Manager

By:
Nicholas V. Flanagan, Manager

PURCHASER:

SHEKHAR CHALLA, M.D.

By:
Shekhar Challa, M.D.

Mailing Address:
Shekhar Challa, M.D.
4301 Clarion Lakes Dr.
Topeka, KS 66610

SCHEDULE A

Membership Unit Ownership (Prior to Sale)

Name of Member	Number of (Common) Units
GolfSuites 1, Inc.	10,000
2738 S. Falkenburg Rd.
Riverview, FL 33578